Exhibit 16(c)(iii)
– Preliminary Working Draft – – Highly Confidential –August 2024Project MangroveConfidential Discussion MaterialsPrepared for the Special Committee of the Board of Directors

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Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Mangrove in connection with its evaluation of a proposed sale of Mangrove and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Mangrove and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Mangrove. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mangrove or any other entity, or concerning the solvency or fair value of Mangrove or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mangrove as to the future financial performance of Mangrove, and at your direction Centerview has relied upon such forecasts, as provided by Mangrove's management, with respect to Mangrove. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Mangrove.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Mangrove (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Mangrove or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

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Situation Update and Summary of Diligence

Long-Range Plan Overview

- In June 2024, the Special Committee and the company retained Altman Solon, a telecommunications consultant, to work with management to refine and update the company's LRP
- Centerview met with the Special Committee and Altman Solon on seven occasions in June and July, including two meetings attended by management
- On 8/2/24, management shared an LRP, and instructed Centerview to utilize it for purposes of its analysis
  - Centerview has reviewed several iterations and drafts of the LRP prior to the latest draft

Financing

- The Company is working with PJT to secure additional liquidity to support long term growth and fiber deployment
- The incremental financing is likely to provide approximately $150 million of additional liquidity from third-party lenders with a pathway to additional capital
- As part of the new package, it is not clear whether the company will retain the change of control flexibility that exists under the current documents

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– Preliminary Working Draft – – Highly Confidential –Situation Update and Summary of Diligence (Cont’d)Diligence The following summarizes the diligence conducted by Centerview on Mangrove to date:– Reviewed recent board updates, strategy presentations, forecasts, debt and equity capitalization and otherinformation provided by management– Reviewed data / analysis from Mangrove management and Altman Solon– Reviewed recent Wall St. analyst research and recent public filings (including recent 10-K and 10-Qs) Centerview and members of Mangrove management, the Special Committee and Altman Solon discussed key areas ofdiligence, including, but not limited to:– The LRP and performance to date in both legacy and greenfield markets– Existing KPIs (homes passed, penetration, ARPU)– Pipeline of potential organic growth opportunities and fiber deployment– Competitive landscape and Mangrove’s areas of differentiation– Historical growth, margins and SG&A trends vs. assumptions in the LRP– Capital expenditure plan and investments required to facilitate organic growth opportunities– Net working capital needs and trends– Trends related to stock-based compensation, depreciation and amortization– Expected effective tax rate going forward

– Preliminary Working Draft – – Highly Confidential –Today’s Discussion1 Valuation Perspectives2 Potential Process & Counterparties3 Appendix

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I Valuation Perspectives

Overview of Crestview's May 2nd Proposal

Proposal Overview

Headline Offer

- $4.80 per share in cash for all outstanding shares of Mangrove common stock not currently owned by Crestview
  - Proposal states offer price represents a 27% premium over the unaffected share price of $3.79[1]

Certain Conditions of Proposal

- Non-waivable condition requires:
  - Approval and recommendation to board by Special Committee, as advised by independent legal and financial advisors
  - Approval of Mangrove Board of Directors

Other Key Terms

- Assumes the current debt financing at WOW remains in place after transaction close
- Equity financing will be funded by the rollover of Crestview's existing 38.0% ownership and new equity to be provided by DigitalBridge
- Completion of customary due diligence

Implied Offer Metrics

Share Price		**$4.80**
x DSO[2]		86.4
Implied Equity Value		**$415**
(+) Debt[3]		975
(-) Cash[3]		(21)
Implied Enterprise Value		**$1,369**
Mangrove Management Plan		
EV / Adj. EBITDA		
2024E	$260	5.3x
NTM[4]	277	4.9x
Mangrove Consensus[1]		
EV / Adj. EBITDA		
2024E	$273	5.0x
NTM[4]	273	5.0x
Offer Price % Prem. / (Disc.) to[1]:		
Unaffected Price	$3.79	+27%
L52-Week High	11.59	(59%)
L52-Week Low	2.31	+108%
30-Day VWAP	3.59	+34%
60-Day VWAP	3.52	+36%
90-Day VWAP	3.57	+34%

Source: Crestview's non-binding proposal received on 5/2/24, Mangrove Management Plan and FactSet as of 8/6/2024.
Note: U.S. dollars in millions, except per share amounts. EBITDA figures reflect EBITDA estimates in USD per FactSet.
(1) As of unaffected date of 5/2/24.
(2) Assumes DSO per Mangrove management as of 6/30/24.
(3) Reflects balance sheet as of 6/30/24.
(4) Reflects NTM Adj. EBITDA as of 8/2/2024.

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Share Price Performance Over Time

Indexed Share Price Performance – Five Years Prior to Unaffected Date


$30
$25
$20
$15
$10
$7.99
$5
$0
March 2022:
First Fed rate hike post-pandemic
May 2022:
Reported Q1'22 Results, Doubled Greenfield Expansion Plans
November 2023:
Reported Q3'23 Results
+79%
Mangrove 52-Week High (5/3/23): $11.32
Current (Memo):
(33%)
$5.08
(36%)
$3.79
(53%)
Mangrove unaffected price
Mangrove 52-Week Low (11/10/23): $2.87
May-19
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24
Mangrove
Broadband Peers
S&P 500

Source: FactSet as of 8/6/2024.
Note: Prices indexed to Mangrove as of 5/2/19. Broadband peer median includes CABO, CHTR, CMCSA, FYBR, LUMN and SHEN. Mangrove unaffected date as of 5/2/24.

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– Preliminary Working Draft – – Highly Confidential –7Historicals Projections2022 2023 2024 2025 2026 2027 2028 2029Revenue $705 $687 $647 $643 $603 $615 $644 $677% Growth (3%) (6%) (1%) (6%) +2% +5% +5%% Fiber 1% 4% 7% 11% 15% 19%Adj. EBITDA(1) $254 $259 $248 $278 $295 $329 $363 $382% Growth +2% (4%) +12% +6% +12% +10% +5%% Margin 36% 38% 38% 43% 49% 54% 56% 56%(-) D&A (164) (139) (140) (136) (169) (191)Adj. EBIT $85 $138 $155 $193 $194 $191% Growth +64% +12% +24% +1% (1%)% Margin 13% 22% 26% 31% 30% 28%(-) Taxes (21) (35) (39) (48) (49) (48)Tax Rate 25% 25% 25% 25% 25% 25%NOPAT $63 $104 $116 $145 $146 $144(+) D&A 164 139 140 136 169 191(-) Capex (236) (245) (255) (239) (241) (225)(-) Δ in NWC (10) (15) (0) (5) 1 (4)(-) Other(2) (22) (16) (8) (5) (5) (3)Unlevered Free Cash Flow ($41) ($32) ($7) $32 $69 $101% Growth n.m. n.m. n.m. +115% +46%% Conversion (17%) (12%) (2%) 10% 19% 27%5 Year Management Plan SummarySource: Mangrove management.Note: U.S. dollars in millions. Reflects management forecast received by Centerview on 8/2/2024.(1) Burdened by Stock-Based Compensation.(2) Includes Non-EBITDA Severance, Non-Recurring & Integration Expenses, and Other Expenses.1 Valuation Perspectives

– Preliminary Working Draft – – Highly Confidential –8$260 $260 $268 $274 $289 $257 $273 $274 $307 $283 $284$647 $631 $637 $6398/2/24 Management Plan vs. Consensus: Selected P&L ItemsSource: Mangrove Management Plan provided on 8/2/2024, Wall Street research and FactSet as of 8/6/2024.Note: U.S. dollars in millions. Adj. EBITDA unburdened by stock-based compensation.RevenueAdj.EBITDAUFCF(EBITDAlessCapex)# of Est. = 3# of Est. = 2# of Est. = 3 # of Est. = 2# of Est. = 3 # of Est. = 32024E 2025E 2026E$643 $592 $614 $632 $603 $576 $604# of Est. = 3# of Est. = 3# of Est. = 1$45($53)$19$92$24($31)$19$82$52–Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.n.m.1 Valuation Perspectives

– Preliminary Working Draft – – Highly Confidential –98/2/24 Management Plan vs. Consensus: MarginsAdj.EBITDAMarginUFCF as% ofRevenue# of Est. = 3Source: Mangrove Management Plan provided on 8/2/2024, Wall Street research and FactSet as of 8/6/2024.Note: U.S. dollars in millions. Adj. EBITDA unburdened by stock-based compensation.2024E 2025E 2026E40.2% 40.7% 42.4% 43.0%# of Est. = 345.0% 40.7% 44.7% 46.1%# of Est. = 250.8% 47.1% 49.2%# of Est. = 33.7%(4.8%)3.0%13.0%# of Est. = 36.9%(8.4%)3.1%15.6%# of Est. = 18.6%–Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.n.m.1 Valuation Perspectives

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Preliminary Overview of Valuation Methodologies

Methodology		Description
For Reference	*52-Week Trading Range*	▪ Range of closing share prices for Mangrove stock over the 52 weeks ending 5/2/2024 *(unaffected date)*
	Analyst Price Targets	▪ Price targets for Mangrove per recent Wall Street analyst research reports as of latest available date
Trading Multiples	*EV / NTM Adj. EBITDA*	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan NTM EBITDA
Precedent Transactions	*EV / LTM Adj. EBITDA*	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan LTM EBITDA
Discounted Cash Flow Analysis *Including Value of Tax Assets*		▪ Mangrove Management Plan ▪ Weighted Average Cost of Capital of 9.0% – 10.0% ▪ Perpetuity growth rate of 2.5% – 3.5% ▪ Assumes utilization of NOLs starting in 2027E

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet and fully diluted share count as of 6/30/24 per Mangrove management estimate. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 8/2/2024.

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Preliminary Mangrove Valuation Analysis

Methodology		Relevant Metrics	Implied Share Price Range (Low)	Implied Share Price Range (High)
For Reference	*52-Week Trading Range*	Low (11/10/23) / High (5/3/23) *(Unaffected Date)*	$2.87	$11.32
For Reference	*Analyst Price Targets*	Low / High *(Latest Available Reports)*	$3.00	$8.00
Trading Multiples	*EV / NTM Adj. EBITDA*	4.5x – 6.1x NTM Adj. EBITDA of $277mm	$3.40	$8.65
Precedent Transactions	*EV / LTM Adj. EBITDA*	5.5x – 7.0x LTM Adj. EBITDA of $266mm	$5.90	$10.50
Discounted Cash Flow Analysis *Including Value of Tax Assets*		WACC: 9.0% – 10.0% PGR: 2.5% – 3.5%	$3.30	$9.15

Crestview Proposal 5/2/24 $4.80

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet and fully diluted share count as of 6/30/24 per Mangrove management estimate. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 8/2/2024.

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– Preliminary Working Draft – – Highly Confidential –12Prem. To ValuationBroker Price Target Unaff. SP Methodology+111%DCF: 11.2% WACC, 1%PGR+32% 5.0x 2025E EBITDA+6% 4.5x 2025E EBITDA(21%) 4.2x 2025E EBITDAMedian $4.50 +19%$8.00$5.00$4.00$3.00Research Analyst Price TargetsSource: Wall Street research, Bloomberg and FactSet as of 8/6/2024.(3/14/24)(5/7/24)(5/7/24)(3/13/24)Buy Hold1 Valuation Perspectives

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Selected Public Trading Statistics

Company	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% of B2C Customers by Technology [1]	Broadband Penetration	'25E UFCF [2] % Revenue	NTM EV / EBITDA
COMCAST	$236.1	$152.7	+0.8%	31.5%	100%	51%	21.7%	6.2x
Charter Communications	157.8	57.9	(0.1%)	41.7%	100%	55%	19.0%	7.0x
FRONTIER	17.1	7.0	+2.4%	39.8%	27% / 73%	20%	(10.3%)	7.4x
LUMEN	17.3	5.2	(2.2%)	32.5%	65% / 35%	12%	10.7%	4.3x
Cable One	4.5	2.3	(0.9%)	55.0%	100%	39%	34.6%	5.3x
SHENTEL	0.9	1.0	+19.7% [3]	29.4%	30% / 70%	33% [4]	(44.0%)	8.2x
Mean	**$72.3**	**$37.7**	**+3.3%**	**38.3%**		**35.0%**	**5.3%**	**6.4x**
Median	**$17.2**	**$6.1**	**+0.3%**	**36.1%**		**36.0%**	**14.8%**	**6.6x**
Memo: Mangrove Unaffected								
Consensus [5]	$1.2	$0.3	(2.3%)	43.8%	6% / 94%	25%	8.4%	4.5x
Mgmt. Plan [6]			(3.5%)	45.0%			6.9%	4.5x

Cable · Fiber · Copper

Source: Mangrove Management Plan and FactSet as of 8/6/2024.
Note: U.S. dollars in billions. Reflects calendarized financials. EBITDA unburdened by stock-based compensation. Financial estimates reflect mean broker estimates in USD per FactSet. EBITDA figures reflect EBITDA estimates in USD per FactSet. Assumes market value of debt as of 8/6/24 for Lumen.
(1) As of latest filing. (2) Unlevered free cash flow defined as EBITDA less capex. (3) Reflects 2025E YoY growth due to lack of 2026E estimates. (4) Excluding RLEC. (5) Consensus estimates as of 5/2/24. Assumes DSO and balance sheet figures as of 6/30/24. (6) Based on Mangrove Management Plan received by Centerview on 8/2/2024.

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Multiple Evolution Over Time

EV / NTM EBITDA – Five Years to Unaffected Date

Avg. EV / NTM EBITDA (to Unaffected)	L5Y	L2Y	L1Y	YTD
Mangrove	**6.6x**	**5.6x**	**4.7x**	**4.5x**
Broadband Median	**8.9x**	**7.1x**	**7.0x**	**6.8x**
Mult. Prem / (Disc.)	*(2.4x)*	*(1.5x)*	*(2.4x)*	*(2.4x)*
% Prem. / (Disc.)	*(26%)*	*(21%)*	*(34%)*	*(35%)*


Mangrove
Broadband Peers
S&P 500
16.0x
14.0x
12.0x
11.8x
10.0x
9.7x
8.0x
6.7x
6.0x
4.0x
2.0x
0.0x
12.5x
11.0x
November 2020:
Sale of Astound to Stonepeak
June 2021:
Sale of Select Properties from WOW! to Astound and Atlantic Broadband
13.6x
6.7x
5.1x
4.5x
Mangrove unaffected mult. (5/2/24)
May-19
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24

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Source: FactSet as of 8/6/2024.
Note: Broadband peer median includes CABO, CHTR, CMCSA, FYBR, LUMN and SHEN. Mangrove unaffected date as of 5/2/24.

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Selected Precedent Transactions

Ann. Date	Target	Acquiror	Ent. Value	EV / LTM EBITDA
16-Oct-23	Consolidated Communication	Searchlight	$3,100	9.6x
4-Aug-21	Lumen	Apollo	7,500	5.5x
13-Mar-20	Cincinnati Bell	Macquarie	2,907	7.2x
29-May-19	Frontier	Searchlight	1,352	5.0x
10-Jul-17	Hawaiian Telecom	Cincinnati Bell	656	5.9x
5-Feb-15	Verizon (Assets)	Frontier	10,540	6.2x
	Mean			**6.6x**
	Median			**6.1x**

Source: Public filings and materials, FactSet.
Note: U.S. dollars in millions.

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Preliminary Discounted Cash Flow Analysis

	Fiscal Year Ending December 31,						Terminal	'24E - '29E
	2024	2025	2026	2027	2028	2029	Year	CAGR
Revenue	**$647**	**$643**	**$603**	**$615**	**$644**	**$677**	**$677**	**+1%**
% Growth		*(1%)*	*(6%)*	*+2%*	*+5%*	*+5%*		
Adj. EBITDA[1]	**$248**	**$278**	**$295**	**$329**	**$363**	**$382**	**$382**	**+9%**
% Growth		*+12%*	*+6%*	*+12%*	*+10%*	*+5%*		
% Margin	*38%*	*43%*	*49%*	*54%*	*56%*	*56%*	*56%*	
(-) D&A	(164)	(139)	(140)	(136)	(169)	(191)	(200)	
Adj. EBIT	**$85**	**$138**	**$155**	**$193**	**$194**	**$191**	**$182**	
% Growth		*+64%*	*+12%*	*+24%*	*+1%*	*(1%)*		
% Margin	*13%*	*22%*	*26%*	*31%*	*30%*	*28%*	*27%*	
(-) Taxes	(21)	(35)	(39)	(48)	(49)	(48)	(46)	
Tax Rate	25%	25%	25%	25%	25%	25%	25%	
NOPAT	**$63**	**$104**	**$116**	**$145**	**$146**	**$144**	**$137**	
(+) D&A	164	139	140	136	169	191	200	
(-) Capex	(236)	(245)	(255)	(239)	(241)	(225)	(200)	
(-) Δ in NWC	(10)	(15)	(0)	(5)	1	(4)	–	
+/- Other	(22)	(16)	(8)	(5)	(5)	(3)	(3)	
Unlevered Free Cash Flow	**($41)**	**($32)**	**($7)**	**$32**	**$69**	**$101**	**$133**	
% Growth		*n.m.*	*n.m.*	*n.m.*	*+115%*	*+46%*		
% Conversion[2]	*(17%)*	*(12%)*	*(2%)*	*10%*	*19%*	*27%*	*35%*	

Implied Share Price[3]

		PGR		
		2.5%	3.0%	3.5%
WACC	9.0%	$6.10	$7.50	$9.15
	9.5%	4.60	5.80	7.15
	10.0%	3.30	4.30	5.50

Implied Exit Multiple[4]

		PGR		
		2.5%	3.0%	3.5%
WACC	9.0%	5.7x	6.2x	6.8x
	9.5%	5.3x	5.8x	6.3x
	10.0%	5.0x	5.4x	5.8x

Source: Mangrove Management Plan and FactSet as of 8/2/2024.
Note: U.S. dollars in millions, except per share amounts. Assumes valuation date of 6/30/2024, including 6/30/24 balance sheet and DSO per Mangrove Management. Includes cash flows from Q3'24 onwards. Reflects mid-year convention discounting. Share price figures rounded to the nearest 5 cents. (1) Burdened by stock-based compensation. (2) UFCF conversion calculated as UFCF / Adj. EBITDA. (3) Includes utilization of net operating losses starting in 2027 per Management. (4) Multiples based on terminal year Adj. EBITDA.

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– Preliminary Working Draft – – Highly Confidential –Today’s Discussion1 Valuation Perspectives2 Potential Process & Counterparties3 Appendix

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2 Potential Process & Counterparties

Centerview's Work Plan Outline

Phase I: Analysis and Evaluation of Alternatives

- ✓ **Information gathering**
  - ✓ Share initial request list
  - ✓ Initial management meeting
  - ✓ Meet with mgmt. to discuss forecast, risks / opportunities, alternative scenarios, etc.
  - ✓ Receive LRP / financial model
  - ✓ Special Committee approves forecast for use in financial analysis
- ✓ **Financial analysis**
- ✓ **Present initial views on alternatives** to the Special Committee

Phase II: Prepare for Execution

- **Determine next steps**
- Understanding **key constituent positions is critical** for crafting strategy
- Special Committee to **engage with appropriate parties** based on guidance of counsel
- Determine if **now is the right time** to pursue potential alternatives
- **Design execution process based on the above**

Phase III: Delivering a Superior Outcome

- **Special Committee has tools** available to extract value and/or terms, or may halt process
- No specific path is pre-supposed – **full discretion to change course throughout → not presupposing any outcome**

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2 Potential Process & Counterparties

Potential Interested Parties – Strategic Companies[(1)]

Category	Company	EV ($bn)[(2)]	'24E EBITDA Multiple	'24E Net Leverage	Commentary
Cable / Fiber	Cogeco	$6	5.7x	3.4x	▪ *Previous acquiror of WOW assets* ▪ Continued *expansion in both HFC and FTTH* network
	Shentel	$1	10.0x	n.a.[(3)]	▪ Nearly *50% complete on fiber expansion* ▪ Recently *sold towers to Vertical Bridge* for $310mm
Telco	AT&T	$281	6.3x	2.8x	▪ Pursuing *30mm homes passed* target in-region and *1.5mm homes out-of-region* through Gigapower JV ▪ Significant *overlap with Mangrove assets*
	T-Mobile	$302	9.5x	2.3x	▪ Actively *pursuing fixed-line* to support mobile position ▪ *Wholesale model focused* ▪ Recently invested in *50% acquisition of Lumos and Metronet*
	Verizon	$317	6.5x	3.0x	▪ Nearly fully *overbuilt copper network with fiber* ▪ *May expand network* to compete with bundle

Others To Consider: Cable One, Charter Communications, Comcast, Cox

Source: Company filings, Wall Street research and FactSet as of 8/6/2024.
Note: Adj. EBITDA unburdened by stock-based compensation expense and amortization of capitalized software development investment.
(1) No parties have been contacted.
(2) Excludes operating leases.
(3) Negative net debt as of 6/30/24.

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2 Potential Process & Counterparties

Potential Interested Parties – Financial Sponsors[(1)]

Name	Latest Fund Size	Points of Contact	Current B2C Portfolio
Apollo	~$20bn	Aaron Sobel (Partner)	brightspeed
Antin Infrastructure Partners	~$10bn	Kevin Genieser (Managing Partner), Guillaume Friedel (Partner)	empire access
Ares	~$7bn	Scott Graves (Partner, Co-Head PE)	Frontier, bluepeak, altafiber
Blackstone	~$20bn	Greg Blank (Sr. MD), Jas Khaira (Sr. MD)	Hotwire Communications
Brookfield	~$12bn	Scott Peak (Co-Pres. & Head of North America), Roberto Marcogliese (Managing Partner)	intrepid
EQT	~$24bn	Jan Vesely (Partner), Nirav Shah (Partner)	lumos
GI Partners	~$4bn	Mark Prybutok (MD & Co-Head Data Infrastructure)	bluepeak, BlueStream fiber
Grain Management	~$4bn	David Grain (Founder & CEO), Chad Crank (MD)	summit broadband, Great Plains Communications, Hunter Communications, Ritter Communications
GTCR	~$12bn	Stephen Jeschke (MD), Cameron Rouzer (Principal)	MBI Mega Broadband Investments LLC, point broadband, clearwave fiber
Icon Infrastructure	~$4bn	Rory Hunter (Partner)	Dobson Fiber
I Squared Capital	~$15bn	Andrew Crouch (MD)	ezee fiber
Macquarie	~$9bn	Anton Moldan (Sr. MD), Lincoln Heilner (Sr. VP)	altafiber, Pavlov media, swyft
Morgan Stanley Investment Management	~$6bn	John Ghiradelli (ED)	
Oak Hill Capital	~$4bn	Scott Baker (Managing Partner), Adam Hahn (Partner)	greenlight networks, GoNetspeed, ace communications, wire3
OMERS[(2)]	~$25bn	Peter Gray (MD)	beanfield metroconnect
Palistar	~$2bn	Omar Jaffrey (Founder & Managing Partner)	
SDC Capital Partners	~$2bn	Qazi Fazal (Partner), Clinton Karcher (Partner)	Allo Fiber
Sixth Street Partners	~$4bn	Dwight Kost (MD), Min Kim (VP)	BlueStream fiber
Snowhawk	~$0.4bn	Brian McMullen (Co-Founder & Managing Partner)	
Tillman Global Holdings	~$1bn	Sanjiv Ahuja (Founder & CEO), Sachit Ahuja (President)	Tillman Fiber
TPG[(3)]	~$16bn	John Flynn (Partner), Kris Wong (Principal)	Astound Broadband
WrenHouse	~$5bn	Marc Keller (MD), Bader AlFares (Director)	i3 Broadband

Source: Company filings, press releases and Pitchbook.
Note: Sorted by flagship fund size from largest to smallest.
(1) No parties have been contacted.
(2) Total AUM.
(3) Aggregate of flagship and healthcare funds.

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– Preliminary Working Draft –

– Highly Confidential –

2 Potential Process & Counterparties

Illustrative Process Timeline

		Timing
Preparation	▪ Centerview will work with Mangrove to prepare first round marketing materials (management presentation, financial model, virtual data room) ▪ Discuss potential buyers (both strategics and financial sponsors) to contact – Consider which, if any, that would be engaged before responding to Crestview & DBRG ▪ Continue curating data and documents to be required by potential buyers in round 2 of process (e.g. functional modules, virtual data room, definitive agreements etc.) ▪ Determine appropriate launch date in the context of completion of key preparatory items and dynamics with Crestview & DBRG	*As quickly as practicable* *T=0*
1st Round	▪ Initiate formal outreach to buyers, sign NDAs and distribute mgt. pres. and forecasts ▪ Rehearse Fireside Chats (dry run(s) including mock Q&A) ▪ Conduct Fireside Chats (1-hour meetings with management) with selected group of buyers ▪ Review and respond to questions that arise from initial meetings and material review	*T + 4 to 6 weeks*
Final Round	▪ Upon receipt of IOIs, select focused group of parties to advance to final round of the process ▪ Provide data room access ▪ Hold comprehensive management presentations and conduct deep-dive functional diligence ▪ Facilitate final round due diligence ▪ Negotiate transaction agreements with buyers ▪ Sign and announce transaction	*Incremental + 4 to 6 weeks*

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– Preliminary Working Draft – – Highly Confidential –Today’s Discussion1 Valuation Perspectives2 Potential Process & Counterparties3 Appendix

– Preliminary Working Draft –
– Highly Confidential –
3 Appendix

Preliminary Mangrove WACC Analysis

Peer Unlevered Beta

Company	Debt	Market Cap.	Debt / Equity	Beta[1] Levered	Beta[1] Unlevered
Comcast	$98,128	$152,664	64%	0.891	0.626
Charter	96,692	57,878	167%	1.389	0.559
Frontier	11,249	7,026	160%	1.414	0.580
Lumen	13,562[2]	5,224	260%	0.907	0.318
Cable One	3,540	2,311	153%	1.297	0.558
Shenandoah	299	1,033	29%	0.988	0.815
Peer Median			**157%**	**1.143**	**0.569**
Mangrove - Cons. (Unaff.)	935	326	286%	1.475	0.418
Memo: Mangrove Two-Year Average Debt / Equity Ratio			164%[5]	1.475	0.590[5]

WACC Sensitivity

Debt / Equity	Unlevered Beta 0.55	0.58	0.60	0.63	0.65
150%	9.2%	9.4%	9.5%	9.7%	9.8%
175%	9.3%	9.4%	9.6%	9.7%	9.9%
200%	9.4%	9.5%	9.7%	9.8%	10.0%

WACC Calculation

Cost of Equity	
20Y U.S. Treasury Yield	4.3%
Unlevered Beta	0.569
Target Debt / Equity	157%
Levered Beta	1.238
LT U.S. Historical Risk Premium[3]	7.2%
Size Premium[4]	2.0%
Cost of Equity	**15.1%**

Cost of Debt	
Pre-Tax Cost of Debt[6]	7.5%
Tax Rate	25.0%
After-Tax Cost of Debt	**5.6%**
Memo: Debt / Capital	61%
WACC[7]	**9.3%**

Source: Mangrove management, public filings, Bloomberg and FactSet as of 8/6/2024.
Note: U.S. dollars in millions. Mangrove balance sheet and share count figures as of Q1'24 filing on 3/31/24; Mangrove beta as of unaffected date 5/2/24. (1) Represents two-year adjusted weekly average beta. Unlevered betas assume 25.0% tax rate for each company. (2) Based on market value of debt as of 7/31/2024. (3) Duff & Phelps, 2023. (4) Size premium reflects companies with market capitalization between $0.2bn and $0.6bn. (5) Reflects two-year average Debt / Equity. (6) Reflects BofA B corporate index effective yield. (7) WACC equals ((debt / capitalization * (cost of debt * (1 – tax rate))) + (equity / capitalization * levered cost of equity)).

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– Preliminary Working Draft – – Highly Confidential –24Fiscal Year Ending December 31,2024 2025 2026 2027 2028 2029Mangrove NOL Usage – – – $103 $95 –(x) Mangrove Tax Rate (1) 21% 21% 21% 21% 21% 21%Mangrove Cash Tax Benefit – – – $22 $20 –Beginning NOL Balance $198 $198 $198 $198 $95 –(-) Mangrove NOL Usage(2) – – – (103) (95) –Ending NOL Balance $198 $198 $198 $95 – –Mangrove NOL AnalysisSource: Mangrove management.Note: U.S. dollars in millions, except per share amounts. Mangrove balance sheet and share count as of 6/30/24 per Management. Assumes mid-year discounting.(1) Assumes U.S. federal tax rate of 21%.(2) NOLs applied to offset federal tax expense.Cash Flow Benefit of NOLsNOL CashFlowBenefit toMangrovePresentValue ofNOL CashFlowBenefit toMangroveImplied Value /Discount Rate PV of NOL Share9.0% $30.8 $0.369.5% 30.3 0.3510.0% 29.8 0.353 Appendix